EXHIBIT 5

September 27, 2001

The New York Times Company
229 West 43rd Street
New York, New York   10036

            Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of The New York Times Company, a New York corporation (the "Company"), and am admitted to the practice of law in the State of New York. I have represented the Company in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about September 27, 2001, under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 10,000,000 shares (the "Shares") of Class A Common Stock, par value $.10 per share, which may be issued under the Company's Employee Stock Purchase Plan ("Plan"). In such capacity, I have examined the Registration Statement, Certificate of Incorporation and By-laws of the Company, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purpose of the opinion expressed herein.

Based upon the foregoing, I advise you that, in my opinion, the Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974 and, the Shares, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

Further, I consent to the use of my name under the caption "Interests of Named Experts and Counsel" in this Registration Statement, and to the filing of a copy of this opinion as an exhibit thereto and its use in connection therewith.

The opinions expressed above are limited to the laws of the State of New York and United States federal law.

Very truly yours,


/S/ SOLOMON B. WATSON IV
------------------------
Solomon B. Watson IV


                                     -II-11-